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Exhibit 5.1

[Letterhead of Hale Lane]

October 13, 2006

Tasker Products Corp.
39 Old Ridgebury Road, Suite 14
Danbury, CT 06810-5116

Ladies and Gentlemen:

        We are acting as special Nevada counsel for Tasker Products Corp., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-1 relating to the registration under the Securities Act of 1933, as amended (the "Act") of 35,143,319 shares of Common Stock, par value $.001 per share (the "Shares") of the Company, all of which are to be offered and sold by certain stockholders of the Company (the "Selling Stockholders"). Such Registration Statement, as amended, filed with the Securities and Exchange Commission on October 13, 2006, is herein referred to as the "Registration Statement." The shares of Common Stock being registered consist of 18,859,849 shares issuable upon exercise of outstanding warrants (the "Warrants").

        In arriving at the opinions expressed below, we have examined and relied on the following documents: (a) the Articles of Incorporation of the Company, as amended; (b) the Bylaws of the Company; (c) the consents of the Board of Directors of the Company provided to us, and (d) the Management Certificate, attached hereto as Attachment A, provided to us by the Company, in which we have assumed the validity of such representations. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

        Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that all corporate action necessary to be taken by the Company under its Articles of Incorporation, Bylaws, and under the laws of the State of Nevada including, without limitation, under Chapter 78 of the Nevada Revised Statutes has been taken so that (i) to the extent that the Shares are currently outstanding they are validly and legally issued, and fully paid and nonassessable, and (ii) to the extent that the Shares are issuable upon exercise of the Warrants, when they are issued as described in the Registration Statement, the applicable Warrants, and the Company's Board of Directors resolutions, they will be validly and legally issued, and fully paid and nonassessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

        This opinion letter is given to you solely for use in connection with the registration of the Shares in accordance with the Registration Statement. This opinion letter is given as of the date first written above and we disclaim any obligation to advise you of any facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Sincerely,
HALE LANE PEEK DENNISON AND HOWARD PROFESSIONAL CORPORATION

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